UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FRANKLIN COVEY CO.
(Exact name of Registrant as specified in its charter)

Utah		87-0401551
(State of incorporation or organization)		(I.R.S. Employer Identification No.)

2200 West Parkway Boulevard Salt Lake City, Utah		84119
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class		Name of each exchange on which
to be so registered		each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☒

Securities Act registration statement file number to which this form relates: 333-89541

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Preferred Stock, no par value
(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-A amends and restates the Registration Statement on Form 8-A (the “Registration Statement”) filed by Franklin Covey Co., a Utah corporation (the “Company”), with the Securities and Exchange Commission on October 22, 1999.

Item 1.  Description of Registrant’s Securities to be Registered.

The Company has authorized 14,000,000 shares of Preferred Stock, 4,000,000 of which are designated as Series A Preferred Stock and 4,000,000 are designated as Series B Preferred Stock. On March 4, 2005, the Company filed with the Utah Division of Corporations and Commercial Code Articles of Restatement amending and restating its Articles of Incorporation (the “Restated Articles”) to eliminate the convertibility of the Series A Preferred Stock into common stock and to otherwise amend the designations, voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions of the Series A Preferred Stock, among other things. The following is a summary of the principal terms of the Series A Preferred Stock as set forth in the Restated Articles:

Ranking

The Series A Preferred Stock ranks pari passu with the Company’s Series B Preferred Stock and senior to the Company’s common stock as to the payment of dividends or distributions or upon liquidation or dissolution.

Voting Rights

Each holder of Series A Preferred Stock is entitled to two votes per whole share held of record as of the applicable record date on all matters submitted to a vote of shareholders, including the election of directors, provided that the voting power of any holder of Series A Preferred Stock is offset by (x) the number of shares of common stock acquired by such holder upon the exercise of any warrant issued to such holder pursuant to that certain Preferred Stock Amendment and Warrant Issuance Agreement between the Company and Knowledge Capital Investment Group dated as of November 29, 2004 and (y) the number of shares of common stock purchasable upon exercise of any such warrant that such holder has sold or transferred to another person. Upon any transfer of shares of Series A Preferred Stock, except to a limited group of permitted transferees (as described in more detail below under “Conversion”), such shares will automatically convert into shares of Series B Preferred Stock having no common stock equivalent voting rights.

Class Voting on Certain Company Actions

None of the holders of the Series A Preferred Stock has any separate class voting rights, except as required by law. However, the approval of a majority of the then-outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, voting together as one class, will be required for any proposed Company action that would

▪  amend, alter or repeal the Restated Articles in a manner that would adversely affect the powers, designations preferences and relative rights of the Seris A Preferred Stock;

▪ issue any shares of capital stock ranking prior or superior to, or on parity with, the Series A Preferred Stock;

▪ subdivide or otherwise change shares of Series A Preferred Stock into a different number of shares, whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise;

▪ issue any shares of Series A Preferred other than in accordance with the Restated Articles; or

▪ declare or pay any dividends or other distributions in respect of the common stock unless the Company (i) has paid all dividends to the holders of Series A and Series B Preferred Stock and (ii) has reserved sufficient funds to pay the quarterly dividend that will be payable in the quarter in which the Company proposes to pay a dividend or distribution in respect of the common stock.

Dividends

Holders of the Series A Preferred Stock are entitled to receive quarterly dividends accruing at an annual rate of ten percent and payable in preference to dividends on all other classes of capital stock. These dividends will be cumulative from the date such shares were initially issued. The holders of the Series A Prefered Stock and Series B Preferred Stock retain the right to elect two additional directors, voting together as a single class, if such dividends are in arrears for any six or more quarters, until they are paid.

Liquidation

Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of common stock until the holders of Series A Preferred Stock and Series B Preferred Stock have received in cash $25 per share plus accrued and unpaid dividends.

Preemptive Rights	None of the holders of the Series A Preferred Stock has preemptive rights.
Conversion

The Series A Preferred Stock is not convertible into shares of Common Stock, but the Series A Preferred Stock will be converted into shares of Series B Preferred Stock upon any transfer of such shares by a holder other than transfers to affiliates, five percent equity holders, immediate family members and trusts for the benefit of such holder.

Redemption

The Series A Preferred Stock is not redeemable at the election of the holders of shares of Series A Preferred Stock and is redeemable by the Company at its option at any time until March 8, 2006 at a price per share equal to the liquidation value plus accrued and unpaid dividends and then again after March 8, 2011 at 101 percent of the liquidation value plus accrued and unpaid dividends. The Series A Preferred Stock is redeemable by the Company on such terms notwithstanding any arrearage in the payment of dividends.

Item 2. Exhibits.

Exhibit No.	Description
1
Articles of Restatement dated March 4, 2005 amending and restating the Company’s Articles of Incorporation (filed as Exhibit 99.6 to the Company’s Current Report on Form 8-K filed with the Commission on March 10, 2005 and incorporated herein by reference).

2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Registration Statement on Form S-1 filed with the Commission on April 17, 1992, Registration No. 33-47283).
3
Amended and Restated Shareholders Agreement, dated as of March 8, 2005, between the Company and Knowledge Capital Investment Group (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 10, 2005 and incorporated herein by reference).

4
Amended and Restated Registration Rights Agreement, dated as of March 8, 2005, between the Company and Knowledge Capital Investment Group (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 10, 2005 and incorporated herein by reference).

5
Form of Warrant to purchase shares of Common Stock issued by the Company to holders of Series A Preferred Stock other than Knowledge Capital Investment Group (filed as Exhibit 99.5 to the Company’s Current Report on Form 8-K filed with the Commission on March 10, 2005 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FRANKLIN COVEY CO.

Date: June 23, 2005	By:	/s/ ROBERT A. WHITMAN
Robert A. Whitman
President